Exhibit 99.1

Recro Pharma Reports Financial Results for the Fourth Quarter and Year End 2018

March 24, 2019 PDUFA Goal Date for IV Meloxicam

Record CDMO Performance; 2018 Revenues of $77.3 Million

Company to Host Conference Call Today at 8:00 AM ET

MALVERN, Pa., February 19, 2019 (GLOBE NEWSWIRE) — Recro Pharma, Inc. (NASDAQ:REPH), a revenue generating specialty pharmaceutical company focused on therapeutics for the hospital and other acute care settings, today reported financial results for the fourth quarter and year ended December 31, 2018.

“As we await the upcoming review decision from the U.S. Food and Drug Administration (FDA) for intravenous (IV) meloxicam, we are building our commercial infrastructure and preparing for our first potential product launch during 2019,” said Gerri Henwood, President and Chief Executive Officer of Recro Pharma. “For the Gainesville CDMO division, we achieved another record year generating 2018 annual revenue of $77.3 million, 8% higher than in 2017. As we look ahead to 2019, we expect to see continued strong performance from our manufacturing business, providing significant non-dilutive capital.”

Fourth Quarter 2018 and Recent Highlights

•

Received PDUFA Goal Date for IV Meloxicam. The U.S. FDA accepted Recro’s Complete Response through a resubmitted NDA and set a new PDUFA goal date of March 24, 2019 for IV meloxicam for the management of moderate to severe pain.

•	Set New Annual Revenue Record with CDMO Business. Recro’s contract manufacturing business continued its strong performance, generating revenues of $77.3 million for the full year 2018.

•

Signed a Five-Year Manufacturing and Supply Agreement with Novartis. Under the terms of the agreement, effective January 1, 2019, Recro Gainesville will continue to be the exclusive global supplier to Novartis of Ritalin LA and Focalin XR capsules through 2023. The prior Novartis supply contracts for Ritalin LA and Focalin XR were set to expire in late 2019 and mid-2020, respectively, and provided for two revenue components, product manufacturing revenue and royalty revenue. These agreements were consolidated into one agreement which provides for product manufacturing revenue that is expected to provide similar “total revenue per capsule economics” as did the two prior revenue components combined.

•

Amended IV Meloxicam License Agreement with Alkermes. Recro amended its global licensing agreement with Alkermes Pharma Ireland Limited, reducing the Company’s cash requirements for 2019 by approximately $30 million and extending the IV meloxicam milestone payments over a seven year period.

•

Amended Athyrium Credit Facility. Recro amended its existing credit facility with Athyrium Capital Management, LP. Under the prior agreement, the Company secured $100 million in credit from Athyrium, of which the Company had drawn $60 million. The remaining $40 million was no longer available to the Company because funding of those tranches was contingent on receiving FDA approval for IV meloxicam by December 31, 2018. The amendment restored the availability of the remaining $40 million in debt funding, the first $10 million of which was funded in December 2018. An additional $15 million will be available upon the FDA’s approval of IV meloxicam, subject to certain other financial conditions being met by Recro, and the final $15 million will be available after Recro demonstrates early sales traction with IV meloxicam.

•

Expanded CDMO Service Capabilities. Recro announced the opening of an expanded 24,000 square foot development and high potency product services facility in Gainesville, GA. The new site, which is near the existing 97,000 square foot, DEA-licensed CDMO facility, houses expanded development space focused on solving formulation, process and analytical issues for oral dosage forms, as well as providing additional suites for clinical trial supply manufacturing and related services. The expanded facility also has specialized suites dedicated to the development and GMP manufacturing of high potency products.

•	Presentations at Medical Meetings and Peer-Reviewed Publications. IV meloxicam clinical data was presented at a medical meeting and published in a peer-reviewed journal during the fourth quarter.

•

In December 2018, a poster, titled “An Ex-vivo Assessment of the Effects of Meloxicam IV on Platelet Function,” was presented at the 72nd PostGraduate Assembly in Anesthesiology (PGA72). The data highlight IV meloxicam’s effect on platelet function and show that IV meloxicam achieved roughly the same closure times (CTs) as untreated controls and numerically shorter CTs than ketorolac.

•

In November 2018, an article, titled “Analgesic Efficacy and Safety of Intravenous Meloxicam in Subjects with Moderate-to-Severe Pain After Open Abdominal Hysterectomy: A Phase 2 Randomized Clinical Trial,” was published online in Anesthesia & Analgesia. The data describe previously reported results from Recro’s Phase II clinical data for IV meloxicam for the treatment of pain following open abdominal hysterectomy.

Year End 2018 Financial Results

As of December 31, 2018, Recro had cash and cash equivalents of approximately $38.5 million.

Revenues were $77.3 million and $71.8 million for the years ended December 31, 2018 and 2017, respectively. The increase of $5.5 million in 2018 revenue versus 2017 revenue was due to an increase in product sales to various commercial partners and increased profit sharing, including the impact from the new revenue recognition standard, recognized from one of our commercial partners.

Cost of sales were $43.2 million and $38.2 million for the years ended December 31, 2018 and 2017, respectively, which increased due to product mix and expansion of our service and development capabilities as well as growth in manufacturing demand.

Research and development expenses were $40.0 million and $33.1 million for the years ended December 31, 2018 and 2017, respectively. The increase of $6.9 million in 2018 primarily resulted from an increase in pre-commercialization manufacturing costs for IV meloxicam which must be expensed until after approval, an increase in development costs for other pipeline products, an increase in Phase IIIb clinical trial costs, and a modest increase in salaries and benefits expense. These increases were partially offset by a decrease in Phase III clinical trial costs and the NDA filing costs in the prior year.

General and administrative expenses were $36.9 million and $25.4 million for the years ended December 31, 2018 and 2017, respectively. The increase of $11.5 million was primarily due to higher commercial team personnel and pre-commercial consulting costs associated with IV meloxicam’s anticipated launch in the first half of the year. These costs were reduced in the second half of the year following the CRL through cost savings initiatives focused on prioritizing our spend on strategic value and growth drivers. The increase in general and administrative expense is also attributable to public company costs, including legal fees, business development costs in our CDMO segment as well as increased professional fees related to the CRL issued by the FDA regarding our NDA for IV meloxicam.

Amortization expense was $2.6 million for both the years ended December 31, 2018 and 2017. This expense was solely related to the amortization of Recro’s royalties and contract manufacturing relationships intangible asset over its estimated useful life.

Change in contingent consideration was $8.5 million and $12.8 million for the years ended December 31, 2018 and 2017, respectively. This non-cash expense was related to the change in probability adjusted fair value of the contingent consideration that would be due to Alkermes upon the achievement of certain milestones. The change in contingent consideration is attributed to the change in estimated timing of potential FDA approval and the amendment of the milestone payments to Alkermes.

Interest expense, net, was $8.2 million and $11.7 million during the years ended December 31, 2018 and 2017, respectively. The decrease in interest expense, net, was due to the refinancing of our prior credit agreement with OrbiMed Royalty Opportunities (OrbiMed) in 2017 which resulted in a one-time charge of approximately $6.8 million for fees related to early extinguishment of debt and the non-cash write-off of the related deferred financing costs offset by an increase in principal balance under the new Athyrium Credit Facility resulting in increased interest expense.

Income tax expense for the year ended December 31, 2018 was $17.4 million primarily due to recording of a onetime, non-cash $28.8 million income tax valuation allowance against our domestic deferred tax assets. The recording of a valuation allowance in the fourth quarter of 2018 was driven by the amendment of the milestone payments due to Alkermes coupled with our international tax structure and history of earnings in the United States. Income tax benefit was $1.9 million during the year ended December 31, 2017. As a result of the Tax Cuts and Jobs Act of 2017, included within income tax benefit for the year ended December 31, 2017 was a non-cash adjustment of $7.9 million for the remeasurement of the deferred tax items using the new 21% statutory tax rate.

For the year ended December 31, 2018, Recro reported a net loss of $79.7 million, or $3.90 diluted net loss per share, compared to a net loss of $50.1 million, or $2.63 diluted net loss per share, for the comparable period in 2017. Adjusted net loss* for the year ended December 31, 2018 was $50.9 million excluding the $28.8 million impact of recording the onetime, non-cash income tax valuation allowance mentioned above. Adjusted net loss per share* for the year ended December 31, 2018 was $2.49. Adjusted net loss* for the year ended December 31, 2017 was $38.0 million excluding the $12.1 million tax reform adjustment and tax effected debt charges. Adjusted net loss per share* for the year ended December 31, 2017 was $1.99.

Fourth Quarter 2018 Financial Results

Revenues were $17.8 million and $19.0 million for the three months ended December 31, 2018 and 2017, respectively. The decrease of $1.2 million in revenue was primarily due to lower profit sharing, including the impact from the new revenue recognition standard, as well as reduced royalties. These reductions were offset by increased product sales.

Cost of sales were $12.1 million and $10.4 million for the three months ended December 31, 2018 and 2017, respectively. The increase is due to product mix and expansion of our service and development capabilities as well as growth in manufacturing demand.

Research and development expenses were $10.0 million and $9.0 million for the three months ended December 31, 2018 and 2017, respectively. The increase of $1.0 million was primarily due to an increase in pre-commercialization manufacturing costs for IV meloxicam, an increase in Phase IIIb clinical trials and related costs and an increase in development costs for other pipeline products. These increases were partially offset by a decrease in salaries and benefits expense and Phase III clinical trial costs.

General and administrative expenses were $7.4 million and $8.4 million for the three months ended December 31, 2018 and 2017, respectively. The decrease of $1.0 million was primarily due to a decrease in personnel costs.

Interest expense, net, was $2.1 million and $8.3 million during the three months ended December 31, 2018 and 2017. The decrease was primarily due to the November 2017 refinancing of our prior credit agreement which resulted in a onetime charge totaling approximately $6.8 million for fees related to early extinguishment of debt and the non-cash write-off of the related deferred financing costs.

Income tax expense was $24.9 million and $2.9 million for the three months ended December 31, 2018 and 2017, respectively, related exclusively to our United States operations. The increase was primarily due to recording a onetime non-cash $28.8 million valuation allowance against our domestic deferred tax assets, as further described above.

For the three months ended December 31, 2018, Recro reported a net loss of $41.3 million, or $1.92 diluted net loss per share, compared to a net loss of $24.1 million, or $1.26 diluted net loss per share, for the comparable period in 2017. Adjusted net loss* for the three months ended December 31, 2018 was $12.5 million excluding the $28.8 million impact of recording the onetime, non-cash income tax valuation allowance mentioned above. Adjusted net loss per share* for the three months ended December 31, 2018 was $0.58. Adjusted net loss* for the three months ended December 31, 2017 was $12.0 million excluding the $12.1 million tax reform adjustment and tax effected debt charges. Adjusted net loss per share* for the three months ended December 31, 2017 was $0.63.

*	“Adjusted net loss” and “adjusted net loss per share” are non-GAAP financial measures (see “Non-GAAP Financial Measures”).

Financial Guidance

For 2019, the Company expects revenue generated from its CDMO division to be approximately $80 million, taking into consideration existing contracts and timing of customer order patterns, as well as our experience with customer’s product market estimations.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles (GAAP) results, this earnings release includes adjusted net loss and adjusted net loss per share, non-GAAP financial measures. Management uses adjusted net loss and adjusted net loss per share (defined as net loss and net loss per share adjusted to exclude the change in tax benefit related to it’s domestic valuation allowance and tax reform as well as the impact from the early extinguishment of debt) in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are an important component of its internal performance measurement process. Management believes that this non-GAAP financial information reflects an additional way of viewing aspects of our business that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our business.

The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. Please see the section of this press release titled “Reconciliation of Adjusted Net Loss and Adjusted Net Loss Per Share” for a reconciliation of adjusted net loss and adjusted net loss per share to their most directly comparable GAAP financial measures.

Conference Call and Webcast

Recro Pharma management will be hosting a conference call and webcast today beginning at 8:00 a.m. ET. To access the conference call, please dial (844) 243-4691 (local) or (225) 283-0379 (international) at least 10 minutes prior to the start time and refer to conference ID 4094366. A webcast will be available in the investor relations section of the Company’s website, www.recropharma.com. A live audio webcast of the call will be available under “Events” in the Investor section of the Company’s website, https://ir.recropharma.com/events. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About IV/IM Meloxicam

Meloxicam is a long-acting, preferential COX-2 inhibitor that possesses analgesic, anti-inflammatory and antipyretic activities, which are believed to be related to the inhibition of cyclo-oxygenase (COX) and subsequent reduction in prostaglandin biosynthesis. IV meloxicam was designed using the NanoCrystal® platform, a technology that enables enhanced bioavailability of poorly water-soluble drug compounds. NanoCrystal® is a registered trademark of Alkermes Pharma Ireland Limited (APIL).

About Recro Pharma, Inc.

Recro Pharma is a specialty pharmaceutical company that operates through two business divisions, an Acute Care, hospital product division and a revenue-generating contract development and manufacturing, or CDMO, division, located in Gainesville, GA. The Acute Care division is primarily focused on developing innovative products for the hospital and other acute care settings. The Company’s lead product candidate is a proprietary injectable form of meloxicam, a long-acting preferential COX-2 inhibitor. IV meloxicam has successfully completed two pivotal Phase III clinical efficacy trials, a large double-blind placebo-controlled Phase III safety trial and four Phase II clinical efficacy trials, as well as other safety studies. Recro’s Complete Response to the CRL for IV meloxicam was accepted for filing by the FDA in early October 2018 and assigned a PDUFA date of March 24, 2019. As injectable meloxicam is in the non-opioid class of drugs, if approved, the Company believes it has the potential to overcome many of the issues associated with commonly prescribed opioid therapeutics, including respiratory depression, constipation, excessive nausea and vomiting, as well as having no addictive potential while maintaining meaningful analgesic effects for relief of pain. The Company’s CDMO division leverages its formulation expertise to develop and manufacture pharmaceutical products using its proprietary delivery technologies and other manufacturing services for commercial and development-stage partners who commercialize or plan to commercialize these products. These collaborations can result in revenue streams including royalties, profit sharing, research and development and manufacturing fees, which support continued operations for its CDMO division, and it contributes non-dilutive funding for the development and pre-commercialization activities of its Acute Care division.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “may,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Recro or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. Recro assumes no obligation to update any such forward-looking statements. Factors that could cause Recro’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: the Company’s ability to resolve the deficiencies identified by the FDA in the CRL for IV meloxicam; whether the FDA will approve the Company’s amended NDA for IV meloxicam and, if approved, the labeling under any such approval; if the FDA does not approve the Company’s amended NDA, the time frame otherwise associated with resolving the deficiencies identified by the FDA in the CRL and whether the FDA will require additional clinical studies to support the approval of IV meloxicam and the time and cost of such studies; the Company’s ability to successfully launch and commercialize IV meloxicam, if approved; the length, cost and uncertain results and timing of the Company’s clinical trials, including the Company’s Phase IIIb clinical trials and any additional clinical trials that the FDA may require in connection with IV meloxicam; the extent to which IV meloxicam, if approved, is accepted by the medical community, including physicians, patients, health care providers and hospital formularies; the availability of coverage and adequate and timely reimbursement for IV meloxicam, if approved; the Company’s ability to raise future financing for continued product development, IV meloxicam commercialization and the payment of milestones; the Company’s ability to achieve its financial goals, including financial guidance; the Company’s ability to access funding and pay its debt under its credit agreement; regulatory developments in the United States and foreign countries; customer product performance and ordering patterns; the performance of third-party suppliers and manufacturers; the Company’s ability to maintain relationships with CDMO commercial partners; and the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection. In particular, there can be no assurance that the FDA will complete its review by the PDUFA goal date, that the FDA will not require changes or additional data with respect to the amended NDA or that the FDA will approve the amended NDA. The forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro’s business and future results included in Recro’s filings with the Securities and Exchange Commission at www.sec.gov.

CONTACT:

Investor Relations Contact:

Argot Partners

Claudia Styslinger

(212) 600-1902

claudia@argotpartners.com

Recro Pharma, Inc.

Ryan D. Lake

(484) 395-2436

rlake@recropharma.com

Media Contact:

Argot Partners

David Rosen

(212) 600-1902

david.rosen@argotpartners.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share data)

Assets	December 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$38,514	$60,984
Short-term investments	—	3,498
Accounts receivable	12,866	9,686
Inventory	10,699	9,839
Contract Asset	5,201	—
Prepaid expenses and other current assets	3,861	3,276

Total current assets	71,141	87,283
Property, plant and equipment, net	45,640	39,074
Deferred income taxes	—	18,573
Intangible assets, net	32,266	34,850
Goodwill	6,446	6,446

Total assets	$155,493	$186,226

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,510	$7,954
Accrued expenses & other current liabilities	14,165	9,897
Current portion of contingent consideration	10,354	32,053

Total current liabilities	29,029	49,904
Long-term debt, net	64,243	53,598
Warrants & other long-term liabilities	1,163	3,516
Long-term portion of contingent consideration	80,558	50,360

Total liabilities	174,993	157,378

Shareholders’ equity:
Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding.	—	—
Common stock, $0.01 par value. Authorized, 50,000,000 shares; issued and outstanding, 21,799,961 shares at December 31, 2018 and 19,127,435 shares at December 31, 2017	218	191
Additional paid in-capital	168,535	140,006
Accumulated deficit	(188,253)	(111,348)
Accumulated other comprehensive loss	—	(1)

Total shareholders’ equity (deficit)	(19,500)	28,848

Total liabilities and shareholders’ equity	$155,493	$186,226

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue	$17,782	$19,044	$77,347	$71,834

Operating expenses:
Cost of sales (excluding amortization of intangible assets)	12,127	10,364	43,160	38,193
Research and development	10,038	8,962	39,985	33,095
General and administrative	7,437	8,436	36,879	25,426
Amortization of intangible assets	646	646	2,583	2,583
Change in warrant valuation	362	(6)	284	9
Change in contingent consideration valuation	1,468	3,516	8,499	12,839

Total operating expenses	32,078	31,918	131,390	112,145

Operating loss	(14,296)	(12,874)	(54,043)	(40,311)
Other income (expense):
Interest income	130	100	512	385
Interest expense	(2,266)	(8,409)	(8,756)	(12,034)

Net loss before income taxes	$(16,432)	$(21,183)	$(62,287)	$(51,960)
Income tax (expense) benefit	(24,866)	(2,900)	(17,436)	1,880

Net loss	$(41,298)	$(24,083)	$(79,723)	$(50,080)

Per share information:
Net loss per share of common stock, basic and diluted	$(1.92)	$(1.26)	$(3.90)	$(2.63)

Weighted average common shares outstanding, basic and diluted	21,481,547	19,122,398	20,465,106	19,070,983

Other comprehensive loss:
Unrealized loss on available-for-sale securities	—	—	1	(1)

Comprehensive loss	$(41,298)	$(24,083)	$(79,722)	$(50,081)

Reconciliation of Adjusted Net Loss and Adjusted Net Loss Per Share

Twelve Months Ended December 31, 2018 and 2017 Adjusted Net Loss

(amounts in thousands)	Twelve Months Ended December 31, 2018	Twelve Months Ended December 31, 2017
As reported net loss	$(79,723)	$(50,080)

Recording of domestic income tax valuation allowance (a)	28,815	—
Adjustment to tax benefit related to tax reform (b)	—	7,892
Early extinguishment of debt charge, net of tax (c)	—	4,235

Adjusted net loss	$(50,908)	$(37,953)

Twelve Months Ended December 31, 2018 and 2017 Adjusted Net Loss per share

	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2017
Net loss per share of common stock, basic and diluted	$(3.90)	$(2.63)

Recording of domestic income tax valuation allowance (a)	1.41	—
Adjustment to tax benefit related to tax reform (b)	—	0.41
Early extinguishment of debt charge, net of tax (c)	—	0.23

Adjusted net loss per share of common stock, basic and diluted	$(2.49)	$(1.99)

(a)

Net loss and net loss per share of common stock, basic and diluted, for the twelve months ended December 31, 2018 includes tax expense related to a valuation allowance of $28.8 million, or $1.41 per share, against our domestic deferred tax assets. The recording of a valuation allowance in the fourth quarter of 2018 was driven by the amendment of the milestone payments due to Alkermes coupled with our international tax structure and history of earnings in the United States.

(b)

Net loss and net loss per share of common stock, basic and diluted, for the twelve months ended December 31, 2017 includes a decrease to tax benefit related to tax reform of approximately $7.9 million, or $0.41 per share. The tax reform adjustment was a result of the Tax Cuts and Jobs Act of 2017 for the remeasurement of deferred taxes using the new 21% statutory tax rate.

(c)

Net loss and net loss per share of common stock, basic and diluted, for the twelve months ended December 31, 2017 includes a one-time charge for fees related to early extinguishment of debt and the non-cash write-off of the related deferred financing costs of approximately $6.8 million ($4.2 million net of tax), or $0.23 per share tax-effected.

Reconciliation of Adjusted Net Loss and Adjusted Net Loss Per Share

Three Months Ended December 31, 2018 and 2017 Adjusted Net Loss

(amounts in thousands)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017
As reported net loss	$(41,298)	$(24,083)

Recording of domestic income tax valuation allowance (a)	28,815	—
Adjustment to tax benefit related to tax reform (b)	—	7,892
Early extinguishment of debt charge, net of tax (c)	—	4,235

Adjusted net loss	$(12,483)	$(11,956)

Three Months Ended December 31, 2018 and 2017 Adjusted Net Loss per share

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017
Net loss per share of common stock, basic and diluted	$(1.92)	$(1.26)

Recording of domestic income tax valuation allowance (a)	1.34	—
Adjustment to tax benefit related to tax reform (b)	—	0.41
Early extinguishment of debt charge, net of tax (c)	—	0.22

Adjusted net loss per share of common stock, basic and diluted	$(0.58)	$(0.63)

(a)

Net loss and net loss per share of common stock, basic and diluted, for the twelve months ended December 31, 2018 includes tax expense related to a valuation allowance of $28.8 million, or $1.34 per share, against our domestic deferred tax assets. The recording of a valuation allowance in the fourth quarter of 2018 was driven by the amendment of the milestone payments due to Alkermes coupled with our international tax structure and history of earnings in the United States.

(b)

Net loss and net loss per share of common stock, basic and diluted, for the three months ended December 31, 2017 includes a decrease to tax benefit related to tax reform of approximately $7.9 million, or $0.41 per share. The tax reform adjustment was a result of the Tax Cuts and Jobs Act of 2017 for the remeasurement of deferred taxes using the new 21% statutory tax rate.

(c)

Net Loss and net loss per share of common stock, basic and diluted, for the three months ended December 31, 2017 includes a one-time charge for fees related to early extinguishment of debt and the non-cash write-off of the related deferred financing costs of approximately $6.8 million ($4.2 million net of tax), or $0.22 per share tax-effected.